Exhibit 99.1

ITUS Receives Notice of NASDAQ Continued Listing Compliance

SAN JOSE, CA – October 3, 2017: ITUS Corporation (NASDAQ: ITUS) today announced that it has received formal notice from the Listing Qualifications Staff of The NASDAQ Stock Market LLC that the company has regained compliance with the minimum bid price requirement of The Nasdaq Stock Market as required for continued listing on The Nasdaq Capital Market. On August 18, 2017, the company was notified by NASDAQ that it no longer met the minimum bid price requirement for continued listing, and the August 18 matter is now closed.

“We are very pleased to be back in compliance with the Nasdaq listing requirements, and are excited about the future development of our Cchek™ early cancer detection platform, as well as the opportunities to expand into cancer therapeutics with CAR-T technology for Ovarian Cancer,” stated Dr. Amit Kumar, ITUS Chief Executive Officer.

ITUS Corporation

ITUS, a cancer-focused biotechnology company, through its wholly owned subsidiary, Anixa Diagnostics Corporation, is developing the Cchek™ platform, a series of non-invasive blood tests for the early detection of solid tumor based cancers, which is based on the body’s immunological response to the presence of a malignancy.  ITUS also continually examines emerging technologies in complementary or related fields for further development and commercialization.  Additional information is available at www.ITUScorp.com.

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Forward-Looking Statements:  Statements that are not historical fact may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not statements of historical facts, but rather reflect ITUS Corporation’s current expectations concerning future events and results.  We generally use the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “will” and similar expressions to identify forward-looking statements.  Such forward-looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.  These risks, uncertainties and factors include, but are not limited to, those factors set forth in “Item 1A – Risk Factors” and other sections of our most recent Annual Report on Form 10-K as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release.

ITUS Corporation: FOCUSED ON INNOVATION™

Contact:

Mike Catelani

(408) 708-9808

MCatelani@ITUScorp.com